Exhibit E

(Translation)

MINISTRY OF FINANCE

Department of Law
Sanlihe Road
Beijing 100820
People’s Republic of China

Beijing, September 11th, 2003

Division of Corporation Finance

Securities and Exchange Commission
Washington, D.C. 20549
United States of America

Gentlemen:

      On behalf of the Law Department of the Ministry of Finance, we hereby consent to the use of our name wherever appearing in this Registration Statement dated the date hereof being filed with the United States Securities and Exchange Commission in connection with the registration of $3,000,000,000 aggregate principal amount of China’s debt securities and warrants to purchase debt securities under the Securities Act of 1933, as amended. We further consent to the filing of this letter as an exhibit to such Registration Statement.

Very truly yours,

Law Department
Ministry of Finance
People’s Republic of China

By:	/s/ YANG MIN

Director General

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